EXHIBIT 11



STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                        Years Ended December 31,
                                                       -------------------------
                                                           2006          2005
                                                       ----------     ----------

Weighted average shares of common stock
  outstanding during the year                           3,446,995      3,440,254

Shares of common stock issuable in connection
  with assumed exercise of options under the
  treasury stock method                                    68,213         73,305
                                                       ----------     ----------

Total                                                   3,515,208      3,513,559
                                                       ==========     ==========

Net income                                             $2,962,978     $2,409,553
                                                       ==========     ==========

Per share amount - basic                                      .86            .70

Per share amount - diluted                                    .84            .69




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